The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$58,772
Class B	$650
Class C	$3,879
Class F1	$6,017
Class F2	$1,085
Total	$70,403
Class R-5	$3,004
Total	$3,004

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6657
Class B	$0.5561
Class C	$0.5490
Class F1	$0.6539
Class F2	$0.6911
Class R-5	$0.5466

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	85,691
Class B	1,033
Class C	6,860
Class F1	7,382
Class F2	6,458
Total	107,424

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.31
Class B	$15.31
Class C	$15.31
Class F1	$15.31
Class F2	$15.31